EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-41406, 333-49882, 333-62097, 333-90552 and 333-109210 on Form S-8 pertaining to the 1990 Stock Option Plan; Immucor, Inc. 1990 Stock Option Plan; 1995 Stock Option Plan; Immucor, Inc. 1998 Stock Option Plan; and Immucor, Inc. 1995 Stock Option Plan, respectively, of Immucor, Inc., of our report dated July 30, 2004 with respect to the consolidated financial statements and schedule of Immucor, Inc. included in the Annual Report (Form 10-K) for the year ended May 31, 2004.

/s/ Ernst &Young LLP

Atlanta, Georgia
August 12, 2004